EXHIBIT 5.1
                                                                     -----------


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement of Abitibi-Consolidated Company of Canada and Abitibi-Consolidated Inc. on Form F-10 of our auditors report dated January 28, 2005, with respect to the consolidated balance sheets of Abitibi-Consolidated Inc. as at December 31, 2004 and 2003, and the consolidated statements of earnings, deficit and cash flows for each of the years in the three year period ending December 31, 2004, which appear in the Form 6-K of Abitibi-Consolidated Inc. furnished to the U.S. Securities and Exchange Commission on March 3, 2005.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of the Registration Statement.


/signed/ PricewaterhouseCoopers LLP


Chartered Accountants


March 3, 2005
Montreal, Canada